UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )
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ENERGEN CORPORATION
(Name of Registrant as Specified In Its Charter)

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ENERGEN CORPORATION 605 Richard Arrington Jr. Blvd. North Birmingham, Alabama 35203-2707 (205) 326-2700

March 24, 2008
To Our Shareholders:

It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Energen Corporation. The Annual Meeting will be held at the principal office of the Company in Birmingham, Alabama on Wednesday, April 23, 2008, at 10:00 a.m., Central Daylight Time.

Details of the matters to be presented at this meeting are given in the Notice of the Annual Meeting and in the proxy statement that follow.

We hope that you will be able to attend this meeting so that we may have the opportunity of meeting with you and discussing the affairs of the Company. However, if you cannot attend, we would appreciate your submitting your proxy by telephone or by Internet, or by completing, signing and returning the enclosed proxy card as soon as convenient so that your stock may be voted.

We have enclosed a copy of the Company’s 2007 Annual Report.

Yours very truly,

Chairman of the Board

ENERGEN CORPORATION

Notice of Annual Meeting of Shareholders and
Internet Availability of Proxy Materials

To Be Held April 23, 2008

TIME	10:00 a.m., CDT, on Wednesday, April 23, 2008

PLACE	Energen Plaza

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Directions to the Annual Meeting are available by calling Investor Relations at 1-800-654-3206.

ITEMS OF BUSINESS	(1) To elect four members of the Board of Directors for three-year terms.

The Board of Directors recommends a vote FOR each of the nominees.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

The Board of Directors recommends a vote FOR ratification.

(3) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record of the Company on February 29, 2008.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by submitting your instructions by telephone or by Internet, or by completing, signing and returning the proxy card sent to you. You can revoke a proxy at any time prior to exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD APRIL 23, 2008:

The Company’s proxy statement on Schedule 14A, form of proxy card, 2007 annual report on Form 10-K and 2007 summary annual report are available at: www.energen.com under the heading “Investor Relations” and subheading “SEC Filings.”

J. David Woodruff
Secretary

Birmingham, Alabama
March 24, 2008

YOUR VOTE IS IMPORTANT

You are urged to submit your proxy instructions by telephone or by Internet, or by dating, signing and promptly returning your proxy in the enclosed envelope.

PROXY STATEMENT

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
OF ENERGEN CORPORATION

April 23, 2008

We are providing this proxy statement in connection with the solicitation by the Board of Directors of Energen Corporation, an Alabama corporation (the “Company,” “we,” or “us”), of proxies for use at the 2008 Annual Meeting of Shareholders of the Company and at any adjournment thereof (the “Annual Meeting”).

You are invited to attend our Annual Meeting on April 23, 2008, beginning at 10:00 a.m., CDT. The Annual Meeting will be held at our principal office, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707.

This proxy statement and form of proxy are being mailed on or about March 24, 2008.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Item 1: Election of Directors

Four Directors are to be elected. Our Board of Directors is divided into three classes serving staggered three-year terms. The terms of five of the present Directors expire at this Annual Meeting: J. Mason Davis, Jr., Kenneth W. Dewey, James S.M. French, James T. McManus, II and David W. Wilson. Messrs. Dewey, French, McManus and Wilson have been nominated for re-election as Directors for terms expiring in 2011. Mr. Davis is retiring from our Board of Directors.

Your Board of Directors recommends that Kenneth W. Dewey, James S.M. French, James T. McManus, II, and David W. Wilson be elected to serve in the class with terms expiring in 2011.  Each nominee has agreed to be named in this proxy statement and to serve if elected. We expect each nominee for election as a Director to be able to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented beginning on page 3 of this proxy statement under the caption “Governance of the Company.”

Unless you otherwise direct on the proxy form, the proxy holders intend to vote your shares in favor of the above listed nominees. To be elected, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy. If one or more of the nominees becomes unavailable for election or service as a Director, the proxy holders may vote your shares for one or more substitutes designated by the Board of Directors; alternatively, we may reduce the size of the Board of Directors.

Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the year 2008. While ratification is not required, the Audit Committee determined to seek shareholder ratification of the appointment. Your Board of Directors recommends ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Item 3: Other Business

We know of no other business that will be considered for action at the Annual Meeting. If any other business calling for a vote of shareholders is properly presented at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROXY AND VOTING PROCEDURES

Shareholders Entitled to Vote

Holders of Company common stock of record at the close of business on February 29, 2008, are entitled to receive this notice of Annual Meeting and proxy statement and to vote their shares at the Annual Meeting. As of that date, a total of 71,688,291 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Filing of Proxies

Your vote is important. You can save us the expense of a second mailing by voting promptly. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Please submit your instructions by telephone or by Internet, or by completing, signing, dating and returning your proxy in the postage-paid envelope provided. The proxy holders will vote shares represented by valid proxies received by telephone, by Internet or by mail in accordance with the instructions appearing on such proxies.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Voting at the Annual Meeting

Submitting your proxy by telephone, by Internet or by mail will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares for which a proxy has been received and not revoked will be voted at the Annual Meeting. If you submit your proxy by telephone, by Internet or by mail but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Required Vote

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Each of the nominees for Director must receive the affirmative vote of a majority of the votes cast by shareholders represented at the Annual Meeting as part of the quorum. Only votes “for” or “withhold authority” affect the outcome. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

Under New York Stock Exchange Rules, if you are a beneficial owner and your broker holds your shares in its name, your broker is permitted to vote your shares on the election of Directors even if the broker does not receive voting instructions from you if the broker has complied with rules concerning the delivery of proxy materials to beneficial owners.

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent public accounting firm. Abstentions and broker non-votes are not counted for purposes of the vote on this matter.

At the date this proxy statement went to press, we did not know of any other matters to be raised at the Annual Meeting. Except as otherwise provided by law, other matters voted on at the Annual Meeting will be determined by the majority of votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter. As to matters requiring the vote of a majority of the shares either present or outstanding and entitled to vote on the matter, abstentions and broker “non-votes” have the same effect as a vote against the matter (unless the broker does not have discretionary authority to vote under Alabama law or New York Stock Exchange Rules).

Internet Availability of Proxy Materials

This proxy statement, the form of proxy card, the 2007 Form 10-K and the 2007 Annual Report are available on our website www.energen.com under the heading “Investor Relations” and subheading “SEC Filings”. New Securities and Exchange Commission rules permit the Company to provide shareholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the material on the Internet.

GOVERNANCE OF THE COMPANY

The members of our Board of Directors, including the four nominees for election, are identified below.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2011

Name and Year First Became Director	Principal Occupation and Other Information

Kenneth W. Dewey Director since November 1, 2007
Mr. Dewey, 54, is a co-founder and board member of Caymus Capital Partners, a market-neutral energy equity fund. He is also a co-founder of Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and investments. Mr. Dewey served as Randall & Dewey’s chief financial officer from 1989 until his 2006 retirement following the firm’s 2005 acquisition by Jefferies & Company.

James S.M. French Director since 1979
Mr. French, 67, is Vice Chairman, Investments, of the Board of Dunn Investment Company and was formerly its Chairman, President and Chief Executive Officer. Dunn Investment is the parent of a group of companies in the construction industry and also an investor in real estate and in equity securities in selected industries. Dunn was founded in 1878 and is headquartered in Birmingham. Mr. French joined the firm in 1968 and became its President in 1974 and Chairman and Chief Executive Officer in 1977. In addition to Energen, Mr. French serves as a Director of one other publicly traded company, Protective Life Corporation.

Name and Year First Became Director	Principal Occupation and Other Information

James T. McManus, II Director since December 2006
Mr. McManus, 49, is Chairman of the Board, President and Chief Executive Officer of the Company. He has been employed by Energen Corporation and its subsidiaries in various capacities since 1986. He was elected Executive Vice President and Chief Operating Officer of Energen Resources in October 1995 and President of Energen Resources in April 1997. He was elected President and Chief Operating Officer of the Company effective January 1, 2006, Chief Executive Officer effective July 1, 2007, and Chairman of the Board effective January 1, 2008.

David W. Wilson Director since 2004
Mr. Wilson, 64, is an independent energy consultant. From 1993 until his retirement in 2000, he led PricewaterhouseCooper’s Energy Strategic Advisory Services Group. From 1985 through 1988 he was President of Gas Acquisition Services, a gas management consulting firm; from 1977 through 1985 he served as Vice President, Exploration and Corporate Development of Consolidated Oil and Gas; and from 1975 through 1977 he served as Manager, Diversification Programs for Williams Exploration. Prior to 1977 he held various positions in the oil and gas exploration and production industry.

DIRECTOR WHOSE TERM EXPIRES IN 2008

Name and Year First Became Director	Principal Occupation and Other Information

J. Mason Davis, Jr Director since 1992, retiring from the Board at the Annual Meeting
Mr. Davis, 72, is a partner with the Birmingham, Alabama law firm of Sirote & Permutt, P.C. He joined that firm in 1984. Mr. Davis also served as an Adjunct Professor of Law at the University of Alabama School of Law in Tuscaloosa, Alabama from 1972 to 1997.

DIRECTORS WHOSE TERMS EXPIRE IN 2009

Name and Year First Became Director	Principal Occupation and Other Information

Judy M. Merritt Director since 1993
Dr. Merritt, 64, is President of Jefferson State Community College located in Birmingham, Alabama. Dr. Merritt was named President in 1979 and, with the exception of a four-year assignment at Florida International University in Miami, Florida from 1975 to 1979, has been associated with Jefferson State and its predecessor since 1965.

Stephen A. Snider Director since 2000
Mr. Snider, 60, is President and Chief Executive Officer of Exterran Holdings, Inc., a global natural gas compression services company, and is Chairman, President and Chief Executive Officer for the general partner of Exterran Partners, L.P., a domestic natural gas contract compression services business. Both companies are publicly traded and headquartered in Houston, Texas. Mr. Snider has over 30 years of experience in senior management of operating companies.

Gary C. Youngblood Director since 2003
Mr. Youngblood, 64, retired in January 2003 as President and Chief Operating Officer of Alabama Gas Corporation, a subsidiary of the Company. Mr. Youngblood was employed by Alabama Gas Corporation in various capacities for 34 years. He was elected its Executive Vice President in 1993, its Chief Operating Officer in 1995, and its President in 1997.

DIRECTORS WHOSE TERMS EXPIRE IN 2010

Name and Year First Became Director	Principal Occupation and Other Information

Stephen D. Ban Director since 1992
Dr. Ban, 67, is the Director of the Technology Transfer Division of the Argonne National Laboratory, a science-based Department of Energy laboratory dedicated to advancing the frontiers of science in energy, environment, biosciences and materials. He has held this position since March 2002. He previously served as President and Chief Executive Officer of Gas Research Institute (GRI), a nonprofit cooperative research organization of the natural gas industry, headquartered in Chicago. Dr. Ban serves as a director of UGI Corporation, a publicly traded Pennsylvania gas and electric utility and national marketer of liquid propane. Dr. Ban is also a director of Amerigas, Inc., which is a wholly owned subsidiary of UGI Corporation and the general partner of Amerigas Partners L.P., a publicly traded limited partnership.

Julian W. Banton Director since 1997
Mr. Banton, 67, retired in December 2003 as President and as a director of SouthTrust Corporation. Mr. Banton previously had stepped down as Chairman of the Board and Chief Executive Officer of SouthTrust Bank in October 2003. He joined SouthTrust in 1982, was named President in 1985 and in 1988 was named Chairman of the Board and Chief Executive Officer. Prior to joining SouthTrust, Mr. Banton was in charge of Corporate and International Banking for Signet Bank in Richmond, Virginia.

T. Michael Goodrich Director since 2000
Mr. Goodrich, 62, is Chairman of the Board and Chief Executive Officer of BE&K, Inc., a privately owned engineering and construction firm headquartered in Birmingham, Alabama. He joined BE&K in 1972 as Assistant Secretary and General Counsel, was named President in 1989 and was named to his current position in 1995. In addition to Energen, Mr. Goodrich serves as a director of one other publicly traded company — Synovus Financial Corp. He is also a director of First Commercial Bank and several subsidiary companies of BE&K, Inc.

Wm. Michael Warren, Jr Director since 1986
Mr. Warren, 60, is Chief Executive Officer of Children’s Health System which provides a comprehensive range of pediatric clinical services through its Children’s Hospital located in Birmingham, Alabama and clinics located in several Alabama communities. He served as Chief Executive Officer of the Company until June 2007 and as Chairman of the Board until his retirement from the Company in December 2007. He joined the Company in 1983 and served in various leadership capacities including President of the Company and each of its subsidiaries. He was elected Chief Executive Officer of the Company in February, 1997, and was elected Chairman of the Board in January, 1998. In addition to Energen, Mr. Warren serves as a director of one other publicly traded company — Protective Life Corporation.

Each of our Directors also serves as a Director of Alabama Gas Corporation and Energen Resources Corporation, our principal subsidiaries.

Director Attendance

During 2007, the Board of Directors of the Company met seven times. All Directors of the Company attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings of committees of the Board during the time periods such Directors were serving as members of such committees. We encourage and expect our Board members to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance. All of our Board members except Mr. Goodrich attended our Annual Meeting held in 2007.

Committees of the Board of Directors

Our Board of Directors has standing Governance and Nominations, Audit, Officers Review, and Finance Committees. The current members of these Committees are as follows:

•	Governance and Nominations Committee — Stephen A. Snider (Chair), Stephen D. Ban, J. Mason Davis, Jr., T. Michael Goodrich and Judy M. Merritt

•	Audit Committee — David W. Wilson (Chair), Julian W. Banton, Kenneth W. Dewey, James S.M. French, and Judy M. Merritt

•	Officers Review Committee — Julian W. Banton (Chair), James S.M. French, T. Michael Goodrich and Stephen A. Snider

•	Finance Committee — Stephen D. Ban (Chair), J. Mason Davis, Jr., Kenneth W. Dewey, Wm. Michael Warren, Jr., David W. Wilson and Gary C. Youngblood

Mr. Davis will cease his service on the Finance and Governance and Nominations Committees upon his retirement from the Board of Directors at the 2008 Annual Meeting.

Governance and Nominations Committee.  The duties of the Governance and Nominations Committee are to review and advise the Board of Directors on general governance and structure issues and to review and recommend to the Board the term and tenure of Directors, consider future Board members and recommend nominations to the Board. The charter of the Governance and Nominations Committee describes the duties of the Governance and Nominations Committee in detail. The charter and the Company’s Corporate Governance Guidelines are available on our website under the heading “Governance” (www.energen.com). During 2007, the Governance and Nominations Committee held four meetings. The Board of Directors has determined that each member of the Governance and Nominations Committee is “independent” as defined by the listing standards of the New York Stock Exchange.

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our legal and regulatory compliance and the performance of our internal and independent auditors. As part of its responsibilities, the Audit Committee is solely responsible for the appointment, compensation, retention, discharge or replacement of our independent auditors. Our Audit Committee charter describes the functions of our Audit Committee in detail, and is available on our website under the heading “Governance” (www.energen.com). During 2007, the Audit Committee held five meetings. The Audit Committee Report is presented at page 13 of this proxy statement under the caption “2007 Audit Committee Report.”

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of applicable SEC regulations and the listing standards of the New York Stock Exchange and each member meets the financial literacy and accounting or financial management requirements of the New York Stock Exchange listing standards. The Board has also determined that Mr. Wilson is an audit committee financial expert under the rules and regulations of the Securities and Exchange Commission.

Officers Review Committee.  Our Officers Review Committee (“ORC”) considers and makes recommendations to the Board of Directors with respect to executive succession and compensation paid to officers of the Company and its subsidiaries. The ORC also administers the Company’s executive compensation plans. The charter of the ORC describes the duties and functions of the ORC in detail, and is available on our website under the heading “Governance” (www.energen.com). During 2007, the ORC held five meetings. The Report of the ORC is presented on page 23 of the proxy statement under the caption “Compensation Committee Report.” The Board of Directors has determined that each member of the ORC is “independent” as defined by the listing standards of the New York Stock Exchange.

The ORC is responsible for overseeing and administering the Company’s executive compensation program. The ORC establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table. In setting salaries and granting other forms of compensation the ORC receives and considers information and recommendations from the CEO and the Vice President of Human Resources. The ORC also reviews and considers reports and analysis provided by its executive compensation consultant, Towers Perrin. Towers Perrin is engaged by the Company at the direction of the ORC. Management meets with Towers Perrin representatives and participates in most meetings between Towers Perrin and the ORC. Towers Perrin provides a range of services to the ORC, including competitive assessments of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. For a more detailed description of the ORC’s authority and interaction with management and Towers Perrin, see “Compensation Discussion & Analysis” beginning on page 15.

Finance Committee.  Our Finance Committee reviews and makes recommendations to the Board with respect to significant financing and acquisition activities. The Finance Committee charter describes the duties of the Finance Committee in detail, and is available on our website under the heading “Governance” (www.energen.com). The Finance Committee did not meet during 2007.

Availability of Corporate Governance Documents.  Shareholders may obtain copies of our Committee charters, Code of Ethics and Corporate Governance Guidelines from us without charge by requesting such documents in writing or by telephone at the following address or telephone number:

J. David Woodruff
Energen Corporation
605 Richard Arrington Jr. Blvd. North
Birmingham, Alabama 35203-2707
Phone: (205) 326-2700

Each of these documents is also available on our website under the heading “Governance” (www.energen.com).

Independence Determinations

Our Board of Directors has adopted independence standards consistent with the listing standards adopted by the New York Stock Exchange. A Director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	The Director has not been an employee of the Company or any of its subsidiaries;

•	No immediate family member of the Director has been an executive officer of the Company;

•	Neither the Director nor an immediate family member of the Director has received more than $100,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	The Director has not been affiliated with or employed by a present or former internal or external auditor of the Company;

•	No immediate family member of the Director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

•	The Director has not been an executive officer or employee, and no immediate family member of the Director has been an executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In January 2008, the Board reviewed the independence of its members. Based on this review and the independence standards set forth above, the Board of Directors determined that none of the Director nominees and none of the current Directors, with the exception of Messrs. McManus, Warren and Youngblood, have a material relationship with the Company other than in their capacities as members of the Board of Directors. Mr. McManus is considered an inside Director due to his current employment as Chief Executive Officer of the Company. Mr. Warren is considered an inside Director due to his prior employment as the Company’s Chairman of the Board and Chief Executive Officer. Under applicable NYSE rules, Mr. Youngblood is considered an inside Director as a result of a post retirement consulting obligation that was a condition to post retirement payout of pre-retirement performance share awards under the Company’s 1997 Stock Incentive Plan. Mr. Youngblood’s consulting obligation expired in October 2005.

In evaluating the independence of the Directors, the Board considered the following relationships and found them to not be material to an assessment of Director independence.

(1) Alabama Gas Corporation provides natural gas utility and related services to several Directors, including businesses for which Company Directors, or the spouses of Company Directors, serve as executive officers.

(2) Mr. Davis is a partner in the law firm of Sirote Permutt which from time to time provides legal services to the Company and its subsidiaries. No such services were provided during 2007. Mr. Davis’ son is employed in a non-executive capacity by a Company subsidiary.

(3) During 2007, the Company contributed approximately $525 to Jefferson State Community College of which Dr. Merritt is President.

(4) Mr. Snider is President and CEO of Exterran Holdings, Inc. which provides services to the Company’s subsidiary, Energen Resources Corporation. The following chart shows payments made during 2007. The payments include amounts paid by Energen Resources Corporation as operator on behalf of other working interest owners.

	Energen	Exterran
	(Dollars in thousands)

Fiscal Year End	12/31/07	12/31/07
Revenues	$1,400,000	$2,500,000
Payments to Exterran	$9,200	$9,200
Percentage of Revenues	.66%	.37%

(5) During 2007 Energen contributed $21,200 and requested a $300,000 donor advised fund grant to Children’s Health System of which Mr. Warren is Chief Executive Officer.

Although the Company does not have specific policies and procedures for the review, approval or ratification of Company transactions in which any director, executive officer or other related person will have a direct or indirect material interest, the Company does have the following provisions in its Code of Conduct and Corporate Governance Guidelines:

Members of the board of directors, officers, and employees should not have any position with or a substantial interest in any business that might affect their independent judgment on behalf of Energen, unless the interest is fully disclosed to and approved by Energen. (Code of Conduct)

Directors are expected to disclose to other Directors any potential conflicts of interest they may have with respect to any matters under discussion, and, if appropriate, refrain from voting on a matter in which they may have a conflict. (Corporate Governance Guidelines)

Compensation Committee Interlocks and Insider Participation

None of the Directors serving on the ORC has served as an officer or employee of the Company. Of our Directors serving on the ORC, only Mr. Snider had a relationship (other than a utility customer relationship) with the Company which required consideration by our Board of Directors in connection with their review of independence. Mr. Snider’s position as President and CEO of Exterran Holdings, Inc. is discussed above under “Corporate Governance — Independence Determinations.”

Selection of Board Nominees

Our Governance and Nominations Committee identifies and evaluates Board candidates using one or more informal processes deemed appropriate for the circumstances. Our Chief Executive Officer plays a significant role in bringing potential candidates to the attention of the Committee. A determination of whether to pursue discussions with a particular individual is made after discussion by the Committee and may be preceded by formal or informal discussions involving one or all of the other Board members. Information considered by the Committee may include information provided by the candidate, the Chief Executive Officer and one or more Committee or Board members. The Committee seeks candidates whose qualifications, experience and independence complement those of existing Board members. Board candidates are expected to possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They are also expected to have an inquisitive and objective perspective, practical wisdom and good judgment. Mr. McManus, our Chief Executive Officer, recommended our most recent Board member, Kenneth W. Dewey, to the Governance and Nominations Committee.

Once appropriate candidates have been identified, the Committee recommends nominations to our Board and to the boards of our subsidiaries. Our Governance and Nominations Committee has not adopted a policy or procedure for the consideration of director candidates recommended by shareholders. Our Board does not recall an instance in which a shareholder (other than a shareholder serving as an officer or director) has recommended a director candidate; however, as stated in prior years, the Governance and Nominations Committee will consider timely shareholder recommendations. The Governance and Nominations Committee did not receive any director candidate recommendations from shareholders holding at least 5% of our common stock for our 2008 Annual Meeting.

Communication with the Board of Directors

Based on past experience, we expect to receive and respond to shareholder communications in a variety of ways. Our Board does not want to limit this flexibility and has not implemented a defined process for shareholders to send communications to the Board. Any shareholder or other interested person wishing to communicate with a member of the Board may send correspondence to his or her attention at Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. The names, titles and committee assignments of our officers and Directors, together with our mailing address and telephone number, can be found on our website under the heading “Governance” (www.energen.com). Also under that heading is a copy of the procedure adopted by our Audit Committee for the handling of inquiries and correspondence relating to errors, deficiencies and misrepresentations in accounting, internal control and audit related matters. Such inquiries and correspondence are forwarded by our General Counsel to the Chairman of our Audit Committee.

Under our Corporate Governance Guidelines, our Board may designate a presiding director for purposes of convening and chairing meetings of our non-management directors. Mr. French currently serves in that role.

Directors’ Compensation

2007 Director Compensation

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings	Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)

Ban	55,500	55,392	—	—	—	974	111,866
Banton	70,500	55,392	—	—	—	1,892	127,784
Davis	52,500	55,392	—	—	—	1,693	109,585
Dewey(3)	7,500	—	—	—	—	—	7,500
French	67,500	55,392	—	—	—	1,970	124,862
Goodrich	61,500	55,392	—	—	—	2,627	119,519
Merritt	63,000	55,392	—	—	—	—	118,392
Snider	60,000	55,392	—	—	—	2,896	118,288
Wilson	63,000	55,392	—	—	—	2,698	121,090
Youngblood	46,500	55,392	—	—	—	1,545	103,437

(1)	The Stock Awards in column (c) reflect the annual grant of 1200 unrestricted shares under the Company’s 1992 Directors Stock Plan at a grant date fair value of $46.16 per share. There were no stock awards outstanding at year end.

(2)	Column (g) reflects income tax reimbursements related to Company paid spousal travel expenses that were incurred in 2007. The tax reimbursements were paid in 2008. The aggregate amount of perquisites and other personal benefits, or property, including Company paid spousal travel expenses was less than $10,000 for each director.

(3)	Mr. Dewey became a Director of the Company effective November 1, 2007.

The Governance and Nominations Committee charter provides that:

At such times as it determines appropriate or as requested by the Board, the Committee will review and make recommendations with respect to Director compensation. Such compensation is intended to be sufficient to attract and retain qualified candidates and may include a combination of cash and stock based compensation.

Management discusses Director compensation with the Governance and Nominations Committee, and makes recommendations on Director compensation which the Governance and Nominations Committee considers as part of its process in reviewing Director compensation. The 2007 Director compensation levels were recommended by the Governance and Nominations Committee and approved by the Board in December 2006.

Monthly Cash Retainer Fees and Meeting Fees.  During 2007, non-employee Directors were paid a retainer of $36,000 per year. Non-employee Directors also received a fee of $1,500 for each Board meeting attended, and $1,500 for each committee meeting attended. The Governance and Nominations and Finance Committee Chairs received a retainer supplement of $3,000 per year, while the Chair of the Audit Committee received a supplement of $9,000 per year and the Chair of the Officers Review Committee received a supplement of $6,000 per year. Members of the Audit Committee other than the Chair received a retainer supplement of $3,000 per year. Our Presiding Director received a retainer supplement of $3,000 per year. Effective January 1, 2008, the retainer increased to $51,000 per year, and the retainer supplements for the Chairs of the Audit Committee and the Officers Review Committee increased to $15,000 and $10,000 per year, respectively. No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors.

Share Awards and Deferred Compensation.  Under the Energen Corporation 1992 Directors Stock Plan, each non-employee Director receives an annual grant of twelve hundred shares of common stock. Annual awards are made following the last day of each fiscal year, and only non-employee Directors who are members of our Board on such date and who have been members of the Board for at least six months are eligible. The size of this annual grant is subject to adjustment in the event of a stock dividend, stock split or similar transaction. The plan also allows each non-employee Director to elect to have any part or all of the fees payable for services as a Director of the Company and its subsidiaries paid in shares of common stock. Awards under the Directors Stock Plan are in addition to the payment of monthly cash retainers and meeting fees.

Our Board of Directors administers the Directors Stock Plan. Although the plan has no fixed duration, the Board of Directors or our shareholders may terminate the plan. Our Board of Directors also may amend the plan from time to time, but any amendment that materially increases the benefits accruing to participants, increases the number of shares of common stock which may be issued or materially modifies eligibility requirements would require the approval of our shareholders.

Under the Company’s 1997 Deferred Compensation Plan, members of the Board of Directors may elect to defer part or all of their director compensation. The 1997 Deferred Compensation Plan is discussed below in greater detail under the caption “Compensation Discussion and Analysis-1997 Deferred Compensation Plan.”

Other.  Directors have family coverage under the Company’s membership in a medical emergency travel assistance program. The Company also reimburses directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings. These reimbursements include the expenses incurred by the directors’ spouses in accompanying the directors at the invitation of the Company, along with taxes related to such payments. In addition, two directors use Company provided PDAs.

Code of Ethics

The Company has a Code of Ethics which is applicable to all of the Company’s employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is also applicable to all of the Directors of the Company. The Code of Ethics is available on our website under the heading “Governance” (www.energen.com). We intend to post amendments to or waivers from the Code of Ethics which are applicable to the Company’s directors, principal executive officer, principal financial officer and principal accounting officer at this location on our website.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected the accounting firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company with respect to its operations for the year 2008. While shareholder ratification of the appointment is not required, the Audit Committee has determined to seek input from the shareholders as part of the selection process. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for a number of years. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee.

The firm of PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2007, and the Audit Committee plans to continue the services of this firm for the fiscal year ending December 31, 2008. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fee Disclosure

The following table presents fees billed or expected to be billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2007	2006

(1) Audit fees	$1,133,000	$1,135,000
(2) Audit-related fees(a)	$66,000	$74,000
(3) Tax fees(b)	$173,000	$158,000
(4) All other fees	$—	$—

(a)	Includes fees for audits of certain of the Company’s employee benefit plans and review of the application of accounting standards.

(b)	Includes fees incurred in connection with the Company’s tax returns and review of certain tax issues.

Our Audit Committee approved, directly or through our pre-approval process, one hundred percent (100%) of the services provided by PricewaterhouseCoopers LLP during 2007, and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In April 2007 our Audit Committee pre-approved the engagement through June 30, 2008 of the independent auditors with respect to the following services: (i) services necessary to perform the audit or review of the Company’s financial statements; (ii) audit-related services such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and internal control reviews; and (iii) tax services including preparation and/or review of, and consultation and advice with respect to tax returns and reports; claims for tax refund; tax payment planning services; tax implications of changes in accounting methods and applications for approval of such changes; tax basis studies; tax implications of mergers and acquisitions; tax issues relating to payroll; tax issues relating to employee benefit plans; requests for technical advice from tax authorities and tax audits and appeals (not including representation before a tax court, district court or federal court of claims or a comparable state or local court). In addition, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors for services not covered by the above authority. All such pre-approvals must be reported to the Audit Committee at the next committee meeting.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2007 AUDIT COMMITTEE REPORT

In compliance with the requirements of the New York Stock Exchange (NYSE), the Audit Committee has a formal written charter approved by the Board of Directors, a copy of which is available on our website under the heading “Governance” (www.energen.com). In connection with the performance of its responsibility under its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);

•	Received from the independent auditors disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and

•	Recommended, based on the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee has also considered whether the independent public accountants’ provision of non-audit services to the Company is compatible with maintaining their independence.

Audit Committee
David W. Wilson, Chair
Julian W. Banton
Kenneth W. Dewey
James S. M. French
Judy M. Merritt

SHARE OWNERSHIP

Principal Holders

The only persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s common stock are the following:

	Number of	Percent
	Shares	of Class
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(2)	Owned(2)

Vanguard Fiduciary Trust Company(1)
Trustee for Energen Corporation Employee
Savings Plan 500 Admiral Nelson Blvd.
Malvern, PA 19355	3,642,100	5.07%
JPMorgan Chase & Co.(3)
270 Park Ave.
New York, NY 10017	3,894,720	5.40%
Barclays Global Investors, NA(4)
45 Fremont Street
San Francisco,CA 94105	3,644,953	5.08%

(1)	In a Schedule 13G filed on February 7, 2008, Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Energen Corporation Employee Savings Plan, reported having shared voting and dispositive power of 3,642,100 shares of common stock. All such shares of common stock had been allocated to plan participants. The Plan is a qualified voluntary contributory retirement plan, with an employee stock ownership feature. Vanguard serves as trustee for the Plan and must vote the shares held by the Plan in accordance with individual participant instructions. Both current and retired employees of the Company are participants in the Plan.

(2)	Reflects shares reported on Schedule 13G as beneficially owned as of December 31, 2007.

(3)	In a Schedule 13G filed January 28, 2008, JPMorgan Chase & Co. (“JPMorgan”), reported having sole power to vote 3,177,965 shares of common stock and shared power to vote 576,050 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by JPMorgan.

(4)	In a Schedule 13G filed on February 5, 2008, Barclays Global Investors, NA, together with certain affiliated entities (“Barclays”), reported having sole power to vote 3,131,135 shares of common stock and sole power to dispose or direct the disposition of 3,644,953 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Barclays.

Directors and Executive Officers

As of February 29, 2008, our Directors and executive officers beneficially owned shares of our common stock as described in the table below. Except as we have noted below, each individual listed below has sole voting power and sole investment power with respect to shares they beneficially own. The final column indicates common stock share equivalents held under the Energen Corporation Deferred Compensation Plan as of February 29, 2008.

	Number of
	Shares	Percent
	Beneficially	of Class		Share Equivalents
Name of Entity, Individual	Owned	Beneficially		Under Deferred
or Persons in Group	(1)(2)	Owned(2)		Plan(3)

Stephen D. Ban	23,344		*	—
Julian W. Banton	4,300		*	15,666
J. Mason Davis, Jr.	20,625		*	—
Kenneth W. Dewey	5,000		*	219
James S. M. French	57,300		*	—
T. Michael Goodrich	8,000		*	21,877
James T. McManus, II	158,386		*	65
Judy M. Merritt	15,832		*	3,641
Charles W. Porter, Jr.	7,325		*	13,351
John S. Richardson	54,208		*	7,766
Dudley C. Reynolds	146,177		*	13,904
Stephen A. Snider	2,000		*	16,856
Wm. Michael Warren, Jr.	209,244		*	162
David W. Wilson	4,400		*	2,443
J. David Woodruff	135,856		*	21,976
Gary C. Youngblood	58,997		*	31,168
All directors and executive officers (17 persons)	933,249	1.30%		149,228

*	Less than one percent.

(1)	The shares of common stock shown above include shares owned by spouses and children, as well as shares held in trust. Dunn Investment Company, of which Mr. French is Vice Chairman, Investments, owns 240,000 shares of common stock, which shares are not included in the totals noted above. The shares of common stock shown above for Messrs. McManus, Warren, Porter, Richardson, Reynolds, Woodruff and the executive officers of the Company include shares which are held for their respective accounts under the Energen Corporation Employee Savings Plan as of February 29, 2008, described in note 1 above under Principal Holders. Messrs. McManus, Warren, Richardson, Reynolds, Woodruff and all Directors and executive officers as a group hold presently exercisable options to acquire 30,500, 72,655, 7,458, 11,543, 59,818 and 182,765 shares of common stock, respectively, which amounts are included in the above table.

(2)	The number and percentage of common stock beneficially owned does not include shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan.

(3)	Represents shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan as of February 29, 2008. The value of Company Stock Accounts tracks the performance of the common stock, with reinvestment of dividends. The Company Stock Accounts have no voting rights.

COMPENSATION DISCUSSION AND ANALYSIS

The Officers Review Committee (“ORC”) of the Board of Directors oversees and administers the Company’s executive compensation program. The ORC establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table (sometimes referred to as the “named executive officers”). Each member of the ORC is an independent director.

The Company’s executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long term. Specifically, the executive compensation program seeks to:

•	attract and retain highly qualified executives;

•	link a substantial portion of individual compensation to corporate and business unit performance; and

•	align the interests of executives with the long-term interests of shareholders.

The Company’s executive compensation program includes salary, annual cash incentive awards, long-term equity based incentive opportunities, retirement benefits and change in control related severance compensation. Each of these components is a factor in attraction and retention. The annual cash and long-term equity incentives link compensation to corporate performance, with the annual cash incentives keyed to short-term financial and operational objectives and the long-term equity incentives providing alignment with shareholder returns.

The combination of salary, short-term cash and long-term equity incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level, to provide additional compensation for superior Company performance, and less compensation for below target Company performance. The allocation between the various elements of the compensation package is intended to emphasize incentive compensation while remaining in line with market allocations for similar positions in comparable companies. At target performance levels, a majority of the compensation package is represented by incentive compensation and a majority of the incentive compensation is represented by long-term equity incentive compensation. The allocation to incentive compensation increases with position seniority.

In evaluating compensation, the ORC receives and considers information and recommendations from the CEO and the Vice President of Human Resources. The ORC also reviews and considers reports and analysis provided by its executive compensation consultant, Towers Perrin. Towers Perrin is engaged by the Company at the direction of the ORC. Management meets with Towers Perrin representatives and participates in most meetings between Towers Perrin and the ORC.

Towers Perrin provides a range of services to the ORC, including competitive assessments of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the ORC. Specifically, with respect to 2007 executive compensation, Towers Perrin assisted the ORC and the Company in the following areas:

•	Assisting in the review of the Company’s annual incentive plan and its long-term incentive program by providing requested research on the prevalence, types, and plan features of executive incentive programs.

•	Assisting the Company in its review of its change-in-control arrangements by providing information on trends and current practices in the area of change-in-control and severance arrangements.

•	Assisting in the preparation of tally sheets showing each element of the named executive officers’ total compensation and estimates of the benefits to be received by each officer under various termination scenarios (e.g., retirements, involuntary termination, change-in-control).

•	Providing competitive compensation analyses of the Company’s executive positions.

•	Providing information on general trends in executive compensation.

In addition, as discussed below, during 2007 in preparation for 2008 compensation reviews Towers Perrin assisted in development of an updated selection of peer companies structured to address the shift in the

Company’s business mix toward its non-utility oil and gas operations and provided additional executive compensation data and analysis.

Towers Perrin does not make specific recommendations on individual pay levels, but rather provides competitive data for review and use by the ORC and Company. The Company’s CEO and Vice President — Human Resources play a significant role in providing input and recommendations to the ORC in evaluating and discussing data and analysis prepared by Towers Perrin.

During recent years, on an every-other-year basis, Towers Perrin has provided the ORC with compensation data and analysis from (i) Towers Perrin’s energy services data base, (ii) Towers Perrin’s general industry data base, and (iii) those members of the Company’s performance share peer group that appear in Towers Perrin’s data base. With respect to the ORC’s review of compensation for 2007, Towers Perrin had most recently provided such information in 2005. During the years in which Towers Perrin is not providing information from its data bases, it provides general observations on compensation trends. As discussed below, during fall 2007, Towers Perrin provided data and analysis from additional data bases.

The Committee uses the Towers Perrin provided data and analysis for general reference purposes. The Towers Perrin energy services data base includes approximately 100 companies and its general industry data base includes over 800 companies. The Committee has not requested a listing of the companies in the data bases other than identification of those which also appear in the Company’s performance share peer group. At that time, the following companies appeared in both a Towers Perrin data base and the performance share peer group: AGL Resources Inc.; Atmos Energy Corp.; Equitable Resources Inc.; Keyspan Corporation; MDU Resources Group Inc.; Nicor Inc.; Oneok Inc.; Peoples Energy Corp.; Scana Corp.; Vectren Corporation; WGL Holdings Inc.; and Wisconsin Energy Corp. A list of all performance share peer group companies is included on Appendix A to this proxy statement.

During fall 2007 in preparation for the Committee’s 2008 compensation review, Towers Perrin provided compensation data and analysis from four data bases: (1) Utility Industry - 62 utility focused companies from Towers Perrin’s 2007 energy services data base; (2) Custom Peer Group - 30 companies representing a mix of oil and gas, diversified companies with regulated gas operations, and pure-play gas utility companies selected to reflect Energen’s current business mix; (3) Oil and Gas and Utility Industry Blend - blended market data having a 75 percent weight on data from the 2006 ECI Oil and Gas Survey and a 25 percent weight on the Utility Industry data, intended to reflect Energen’s current business mix; and (4) Broader General Industry - general industry data from the 2007 Towers Perrin executive compensation data base. Companies included in the Utility Industry data base, Custom Peer Group data base and 2006 ECI Oil and Gas Survey are listed on Appendix A. The ORC has not requested a listing of the companies in the Towers Perrin energy services data base or executive compensation data base.

The Company has the following non-binding suggested stock ownership guidelines for officers: CEO and Chairman -5 times base salary; CFO, COOs and General Counsel - 3 times base salary, VP-HR and CIO - 2 times base salary, and other officers - 1 times base salary. For purposes of the guidelines, stock ownership includes (1) shares owned directly by the executive and immediate family members, (2) share holdings in the Company’s 401(k) plan, (3) deferred compensation shares and (4) unvested restricted stock. During recent years and as of December 31, 2007, each of our named executive officers maintained ownership exceeding these suggested levels and the guidelines have not been a significant factor in the ORC’s consideration of the form of compensation to award individual executives except for a January 2007 restricted stock grant made to Mr. Porter and discussed below under “Long-Term Incentive Compensation.”

On an annual basis the ORC meets with the CEO to discuss his performance. The CEO provides the ORC with his evaluation of the performance of the other executive officers in connection with the annual compensation review of those officers. The incentive plans have during recent years been formula-driven based on Company performance, not individual performance. Individual performance is considered in setting future compensation. Effective for 2007 and future years, the ORC Annual Incentive Compensation Plan was amended to provide the ORC with the discretion to decrease, but not increase, an earned incentive by up to 25%. This allows the ORC to reduce an individual payout for any reason including poor individual performance. The ORC’s negative discretion does not apply to plans other than the Annual Incentive Compensation Plan.

Key Recent Performance Indicators.  The Company’s continued strong financial and operational results generated near maximum payouts under the Company’s incentive plans and was a significant factor in the ORC’s evaluation and review of the Company’s leadership and compensation program. During 2007 the Company generated its sixth consecutive year of record earnings with net income of $309 million (a 13% increase over the prior year), earnings per diluted share of $4.28 (a 15% increase over the prior year), total shareholder return of 38%, and a 4.5% increase in dividends paid. As of December 31, 2007, the Company had a five year annual earnings per share growth rate of 36% and twenty-five years of consecutive annual dividend increases. The January 2008 payouts of cash bonuses earned during 2007 under the Annual Incentive Compensation Plan reflect the Company’s earnings per share growth of 59% in 2006 (weighted 25%) and 15% in 2007 (weighted 75%) and the performance of its subsidiaries as described below. The January 2008 payouts of performance shares under the 1997 Stock Incentive Plan earned during the award period January 1, 2004 to December 31, 2007 reflect the Company’s four year total shareholder return performance of 37% per year as described below.

Salary.  As discussed above, the ORC attempts to provide competitive salaries. With respect to 2007 salaries, the ORC estimated a salary “market range” for each position. Salary market range was intended to approximate the average salary of similar positions with comparable companies. The ORC then adjusted salaries to maintain them in line with market range or, if a salary was substantially below market range, to move toward market range in a series of annual steps. In approving salary adjustments, the ORC considered the performance of each executive officer over the prior compensation period, individual contributions to overall Company performance, internal comparability considerations, as appropriate, and the executive’s years of experience.

The differences in amounts of compensation awarded to the named executive officers reflect differences in the estimated market ranges for the positions held by the executives. Individual performances and contributions were uniformly good over the prior compensation period and thus were not distinguishing factors in setting compensation for the named executive officers. From an internal comparability perspective, Messrs. Warren and McManus held positions with the greatest corporate responsibility, thus resulting in greater compensation as compared to the other named officers. Each of the named officers has many years of service with the Company. Mr. McManus is, however, new to his position, resulting in a slightly larger compensation gap between him and Mr. Warren than would likely exist if he had been Chief Executive Officer for as many years as Mr. Warren. Similarly, Mr. Porter is new to his position, resulting in lower compensation than would likely be paid if he had been Chief Financial Officer for several years.

Mr. Warren served as Chairman and Chief Executive Officer during the first half of 2007 and as Chairman during the second half. Mr. McManus served as President and Chief Operating Officer during the first half of 2007 and as President and Chief Executive Officer during the second half. Upon his promotion to Chief Executive Officer, Mr. McManus’s salary was increased from an annual rate of $500,000 to an annual rate of $575,000 in recognition of his increased responsibilities. Effective January 1, 2008, Mr. McManus’s salary was increased to $600,000 reflecting a market adjustment consistent with policies discussed below.

Annual Incentive Compensation.  Executive officers are eligible each year for cash incentive awards under the Annual Incentive Compensation Plan. Awards are based upon attaining performance objectives approved by the ORC. Assuming the performance objectives are met, the incentive award is based upon a percentage of the salary earned by the participant during the performance year. The ORC authorizes target awards and performance objectives for each performance period. The Annual Incentive Compensation Plan is designed so that all annual incentive compensation paid to executive officers will be deductible by us for federal income tax purposes. The Board of Directors may, in its discretion, award individual cash bonuses in addition to those paid under the Annual Incentive Compensation Plan. The deductibility of individual bonuses paid outside of the Annual Incentive Compensation Plan will depend on the specific circumstances.

For 2007, determination of earned annual cash incentives was calculated by applying company performance factors to target incentive opportunities. The target incentive opportunities are set each year as a percentage of base salaries. For 2007, Mr. McManus and Mr. Warren each had an incentive opportunity at target of 60% of base salary. Mr. Porter, Mr. Reynolds, Mr. Richardson and Mr. Woodruff each had an incentive opportunity at target of 45% of base salary.

The applicable portions of target incentive opportunities subject to the various performance factors were as follows:

		Energen	Alabama
	Energen	Resources	Gas

McManus	80%	10%	10%
Warren	80%	10%	10%
Porter	80%	10%	10%
Richardson	50%	50%	—
Reynolds	50%	—	50%
Woodruff	80%	10%	10%

The Energen, Energen Resources and Alabama Gas performance factors as well as actual 2007 results were as follows:

	Performance Factor
	Threshold	Target	Maximum	2007 Actual

Energen	0.50	1.00	2.00	2.00
Energen Resources	0.50	1.00	2.00	1.97
Alabama Gas	0.75	1.00	1.25	0.93

If Energen had failed to meet threshold performance, no incentives would have been paid. If Energen Resources or Alabama Gas had failed to meet net income threshold performance, then no incentive would have been paid for that portion of the incentive opportunity applicable to its respective performance.

The performance criteria were as follows:

	Threshold	Target	Maximum	Weight

Energen
Earnings per share Growth (weighted 25% 2006, 75% 2007)	5%	12%	22%	100%
Energen Resources
Net Income(1)	$200	$220	$260	80%
Total Production (bcfe)	90	93	98	10%
Operating Cost per Mcf	$1.67	$1.57	$1.47	10%
Total				100%
Alabama Gas
Net Income(1)	$36.1	$39.9	$40.6	55%
Capital Expenditure(1)	$63	$60	$59	5%
Average active meters	443,500	445,750	448,000	10%
Increase small commercial and industrial net spread from new and expanding customers(1)	$1.0	$1.5	$2.0	10%
Increase large industrial and commercial net spread(1)	$0.5	$0.7	$1.2	15%
Number of APSC complaints	300	250	200	5%

Total				100%

(1)	Dollars in millions

Long-Term Incentive Compensation.  The 1997 Stock Incentive Plan provides for the grant of stock options, restricted stock and performance shares. Prior to 2007, the policy of the ORC was to use performance shares as the primary vehicle to deliver long-term incentives supplemented in certain circumstances by stock options and restricted stock. Performance shares reward performance relative to the performance of a peer group. This incents and rewards superior performance independent of market or industry conditions. Since it is based on relative performance, however, a payout could occur during a period of less than satisfactory shareholder return. It also requires frequent maintenance and adjustment of the peer group as a result of merger and acquisition activity and business mix changes.

In 2007, the ORC began using stock options as the primary vehicle for delivering long-term incentives. This more directly aligns executive officer long-term incentive compensation with increases in shareholder value and is subject to market and industry condition influences. The ORC has not placed performance conditions, other than employment vesting periods, on grants of stock options. The ORC continues to make restricted stock awards in certain circumstances and reserves the right to make future performance share awards. The ORC has not established a policy with respect to future restricted stock grants. In January 2007, the ORC made restricted stock grants to two officers. One of the grants was made to Mr. Porter in lieu of the stock options granted to other named executive officers. Mr. Porter’s restricted stock grant was intended to immediately increase his Company stock ownership following his recent promotion to the office of Chief Financial Officer. The other restricted stock grant was intended to provide an additional employment retention incentive and was not made to a named executive officer.

The ORC typically makes awards in the first month of each fiscal year. Effective 2002, the fiscal year end changed from September 30 to December 31. In 2001 and earlier, awards were routinely made in October. No routine awards were made in 2002. Since 2003, the ORC has routinely made awards in January, although the ORC retains the authority to make non-routine awards at other times of the year. During June 2007,the ORC granted Mr. McManus 7,260 options in connection with his promotion to the office of Chief Executive Officer.

Stock Options.  The stock option provisions of the plan provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and dividend equivalents or a combination thereof to officers and key employees, all as determined by the ORC. If an option includes stock appreciation rights, then the optionee may elect to cancel all or any portion of the option then subject to exercise, in which event our obligation in respect of such option may be discharged by payment of an amount in cash equal to the excess, if any, of the fair market value of the shares of common stock subject to such cancellation over the option exercise price for such shares. If the exercised option includes dividend equivalents, the optionee will, in addition to the shares of common stock purchased upon exercise, receive additional consideration in an amount equal to the amount of cash dividends which would have been paid on such shares had they been issued and outstanding during the period commencing with the option grant date and ending on the option exercise date, plus an amount equal to the interest that such dividends would have earned from the respective dividend payment dates if deposited in an account bearing interest compounded quarterly at the prime rate in effect on the first day of the respective quarter.

Restricted Stock.  The plan also provides for the grant of restricted stock. No shares of restricted stock may be sold or pledged until the restrictions on such shares have lapsed or have been removed. The ORC establishes as to each award of restricted stock the terms and conditions upon which the restrictions shall lapse, which terms and conditions may include a required period of service or individual or corporate performance conditions.

Performance Shares.  A performance share is the value equivalent of one share of our common stock. An award of performance shares becomes payable if the ORC determines that all conditions of payment have been satisfied at the end of the applicable award period. Except as otherwise determined by the ORC at the time of grant, an award period will be the four-year period that commences on the first day of the fiscal year in which an award is granted. According to the performance condition guidelines previously adopted by the ORC and currently in effect under the plan, payment of an award will be based on the Company’s percentile ranking with respect to total shareholder return among a comparison group of companies (listed on Appendix A to this proxy statement) as measured for the applicable award or interim period.

For purposes of calculating “total shareholder return,” the stock prices for the Company and the peer group are based on the average of the daily closing prices for a share of stock for 20 trading days. The beginning price is determined based on the 20 trading days ending on the last trading day prior to commencement of the applicable award period. The ending price is determined based on the 20 trading days ending on the last day of the applicable award period.

The following schedule indicates threshold, target and maximum performance objectives and payouts for performance share award periods.

Four Year Award Period ending December 31, 2007
(Actual result was 87.2 percentile with 216.4% payout)

Energen
Percentile Ranking	Payout Percentage

90 and above	225%
50	100%
40	25%
Below 40	0%

Four Year Award Periods ending December 31, 2008 and 2009

Energen
Percentile Ranking	Payout Percentage

90 and above	200%
50	100%
40	40%
Below 40	0%

Under the 1997 Stock Incentive plan, the ORC has the discretion to accelerate the vesting of stock options and restricted stock and may also exercise discretion to allow a terminating employee to remain eligible for payout of previously granted performance shares.

1997 Deferred Compensation Plan.  The Company also provides a program which allows our directors and officers to defer receipt of compensation. Amounts deferred by a participant under the Deferred Compensation Plan are credited to one of two separate accounts maintained for a participant, a Company stock account or an investment account. The value of a participant’s Company stock account tracks the performance of our common stock, including reinvestment of dividends. At distribution, the participant’s Company stock account is payable in the form of shares of Company common stock. The value of a participant’s investment account tracks the performance of selected mutual funds offered by The Vanguard Group, Inc. At distribution, the participant’s investment account is payable in cash. The Deferred Compensation Plan is primarily designed as a financial planning and savings tool for participants. It does, however, include a Company contribution provision for officers which mirrors the Company’s match and ESOP contribution provisions of the Company’s generally available Employee Savings Plan. The Company has established trusts and has funded the trusts, and presently plans to continue funding the trusts, in a manner that generally tracks participants’ accounts under the Deferred Compensation Plan. Although there is generally no requirement that the trusts be so funded or invested, if a change in control of the Company occurs, the trusts must be funded in an amount equal to the aggregate value of the participants’ accounts at the time of the change of control. While intended for payment of benefits under the Deferred Compensation Plan, the trusts’ assets remain subject to the claims of our creditors.

Retirement Income Plan and Retirement Supplement Agreements.  The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest sixty consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Internal Revenue Code imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). Generally, an employee’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options.

Severance Compensation Agreements and Change in Control.  We have entered into Severance Compensation Agreements with certain officers and key employees including Messrs. McManus, Porter, Reynolds, Richardson and Woodruff. Mr. Warren’s agreement expired upon his retirement in December 2007. We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management and retention during transition periods is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one year base period to 300% with a three year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. With the exception of Mr. Warren, all named officers have a 300% multiple. In January 2006, Mr. Warren’s multiple was reduced to 200% for a change in control prior to June 8, 2006 (Mr. Warren’s 59th birthday) and to 100% for a change in control thereafter. This reduction was consistent with a reduced need for salary continuation as an executive approaches retirement age. Mr. Warren’s severance agreement terminated upon his retirement. The severance compensation agreements cover a three-year base period and also provide (1) the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment and (2) that if the executive receives compensation that would be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the severance compensation agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. For purposes of the agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material reduction in the position, duties, responsibilities, status or benefits of the employee’s job.

The Company’s 1997 Stock Incentive Plan also includes change in control provisions. In most instances of a change in control, unvested stock options vest, restrictions on restricted shares lapse and performance measurement and payment of performance shares are accelerated.

COMPENSATION COMMITTEE REPORT

The Officers Review Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Officers Review Committee:
Julian W. Banton, Chair
James S. M. French
T. Michael Goodrich
Stephen A. Snider

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us. For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” beginning on page 15 of this proxy statement.

							Change in
							Pension
						Non-Equity	Value and
						Incentive Plan	Nonqualified
						Compen-	Deferred
Name and				Stock	Option	sation	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

McManus, II, James T.(5)	2007	537,500	—	715,139	504,156	609,650	385,946	54,635	2,807,026
Chairman and Chief Executive Officer	2006	432,916	—	899,265	24,015	520,800	69,157	44,920	1,991,073
Warren, Jr., Wm. Michael(5)	2007	675,000	—	1,107,521	1,259,111	765,610	984,378	80,097	4,871,717
Chairman (retired)	2006	637,916	—	3,699,340	87,723	765,600	1,349,537	72,584	6,612,700
Porter, Jr., Charles W.(5)	2007	230,000	—	139,597	—	195,660	136,704	21,117	723,078
Vice President, Chief
Financial Officer and
Treasurer
Richardson, John S.(5)	2007	285,000	—	298,656	146,727	254,580	229,901	22,534	1,237,398
President of Energen
Resources Corporation
Reynolds, Dudley C.	2007	310,000	—	366,535	174,106	204,650	51,451	26,776	1,133,518
President of Alabama Gas Corporation	2006	294,916	—	459,243	15,442	267,300	81,941	40,269	1,159,111
Woodruff, J. David	2007	285,000	—	299,738	146,727	242,440	78,099	23,421	1,075,415
General Counsel and Secretary	2006	267,916	—	361,144	13,168	243,000	206,226	27,068	1,118,522

(1)	The amounts in columns (e) and (f) reflect the expense recognized in the Company’s financial statements for the fiscal year and include expenses with respect to awards granted during 2007 and prior years. The valuation assumptions are discussed in Note 6 to the Company’s financial statements.

(2)	The amounts in column (g) reflect Annual Incentive Compensation Plan payouts.

(3)	The amounts in column (h) reflect increase in pension value.

(4)	The amounts reported in column (i) for 2007 reflect the Company’s contributions to defined contribution plans, MedJet insurance, dinner club memberships, financial planning allowances, life insurance premiums, spousal travel, and tax reimbursements related to spousal travel.

	Defined	Spousal Travel Tax
	Contributions	Reimbursement

McManus	$36,384	$2,157
Warren	$63,047	$2,800
Porter	$13,755	$1,353
Richardson	$18,632	$1,233
Reynolds	$20,801	$671
Woodruff	$18,936	$921

(5)	Mr. Warren stepped down as Chief Executive Officer on June 30, 2007 and retired from his position as Chairman on December 31, 2007. Mr. McManus served as President and Chief Operating Officer prior to June 30, 2007, became Chief Executive Officer effective July 1, 2007, and became Chairman effective January 1, 2008. Mr. Porter became Vice President and Chief Financial Officer effective January 1, 2007.

Mr. Richardson served as Executive Vice President and Chief Operating Officer of Energen Resources Corporation during 2007 and became its President in early 2008.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based performance share awards under the 1997 Stock Incentive Plan and incentive compensation awards under the Annual Incentive Compensation Plan, in each case to our named executive officers. For a more complete discussion of the awards under the 1997 Stock Incentive Plan and the Annual Incentive Compensation Plan, please refer to the discussion of these plans contained in “Compensation Discussion and Analysis,” beginning on page 15 of this proxy statement.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									Number of	Number of	or Base
			Estimated Future Payouts Under						Shares of	Securities	Price of	Grant Date
			Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Fair Value
	Grant	Meeting	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	of Stock and
Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	Option
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	Awards

McManus	1/24/2007	1/23/2007	169,313	322,500	620,813				—	43,405	46.45	459,678

McManus	6/23/2007	6/23/2007							—	7,260	55.08	44,478

Warren	1/24/2007	1/23/2007	212,625	405,000	779,625					72,655	46.45	1,259,111

Porter	1/24/2007	1/23/2007	54,338	103,500	199,238				4,030	—	—	62,398

Richardson	1/24/2007	1/23/2007	64,125	128,250	256,500					13,855	46.45	146,727

Reynolds	1/24/2007	1/23/2007	87,188	139,500	226,688				—	15,070	46.45	174,106

Woodruff	1/24/2007	1/23/2007	67,331	128,250	246,881				—	13,855	46.45	146,727

(1)	The Officers Review Committee generally sets award amounts at a meeting which occurs the day prior to the grant date.

(2)	Columns (c) — (e) reflect the Annual Incentive Compensation Plan payout values for each named executive officer for 2007 if the threshold, target or maximum goals are satisfied. The actual payout is reflected in column (g) of the Summary Compensation Table. For a discussion of the criteria applied when determining amounts payable under the Annual Incentive Compensation Plan, see the description of Annual Incentive Compensation in “Compensation Discussion & Analysis” beginning on page 15.

(3)	The stock options granted on January 24, 2007 vest in 1/3 increments on the anniversary date of the award beginning January 24, 2008. Mr. McManus’s June 23, 2007 stock option grant vests in 1/3 increments on the anniversary date of the award beginning June 23, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2007. This table includes unexercised and unvested option awards, unvested restricted stock awards and performance shares with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table. The market value of the stock awards is based on the closing market price of Company common stock as of December 31, 2007, which was $64.23 per share. For additional information about the outstanding equity awards, see the description of long-term incentive compensation in “Compensation Discussion & Analysis” beginning on page 15.

							Stock Awards
										Equity
		Option Awards							Equity	Incentive
				Equity					Incentive	Plan
				Incentive					Plan	Awards:
				Plan					Awards:	Market or
				Awards:					Number of	Payout
				Number of				Market	Unearned	Value of
		Number	Number of	Securities			Number of	Value of	Shares,	Unearned
		of	Securities	Underlying			Shares or	Shares or	Units or	Shares,
		Securities	Underlying	Unexercised			Units of	Units of	Other	Units or
		Underlying	Unexercised	Unearned	Option		Stock That	Stock That	Rights That	Other Rights
		Unexercised	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	That Have
		Options (#)	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	N/A	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(1)	(j)(1)

McManus	1/29/03	10,570			14.855	1/28/2013
	1/29/03						4,800	308,304
	1/29/03						8,000	513,840
	1/28/04						3,200	205,536
	1/28/04	5,462			21.375	1/27/2014
	1/28/04						4,800	308,304
	1/28/04						8,000	513,840
	1/25/05								23,080	1,482,428
	1/25/05						3,200	205,536
	1/25/05						4,800	308,304
	1/25/05						8,000	513,840
	1/24/06								28,880	1,854,962
	1/24/07		14,468		46.45	1/23/2017
	1/24/07		14,468		46.45	1/23/2017
	1/24/07		14,469		46.45	1/23/2017
	6/23/07		2,420		55.08	6/22/2017
	6/23/07		2,420		55.08	6/22/2017
	6/23/07		2,420		55.08	6/22/2017
Warren	1/25/05								78,640	5,051,047
	1/24/06								66,100	4,245,603
	1/24/07	72,655			46.45	12/31/2012
Porter	1/25/05								2,600	166,998
	1/24/06								5,600	359,688
	1/24/07						4,030	258,847
Richardson	1/29/03						1,800	115,614
	1/29/03						3,000	192,690
	1/28/04	2,840			21.375	1/27/2014	1,200	77,076
	1/28/04						1,800	115,614
	1/28/04						3,000	192,690
	1/25/05								5,680	364,826
	1/26/05						1,200	77,076
	1/26/05						1,800	115,614
	1/26/05						3,000	192,690
	1/24/06								11,280	724,514
	10/24/06						1,250	80,288
	10/24/06						1,875	120,431
	10/24/06						3,125	200,719
	1/24/07		4,618		46.45	1/23/2017
	1/24/07		4,618		46.45	1/23/2017
	1/24/07		4,619		46.45	1/23/2017

							Stock Awards
										Equity
		Option Awards							Equity	Incentive
				Equity					Incentive	Plan
				Incentive					Plan	Awards:
				Plan					Awards:	Market or
				Awards:					Number of	Payout
				Number of				Market	Unearned	Value of
		Number	Number of	Securities			Number of	Value of	Shares,	Unearned
		of	Securities	Underlying			Shares or	Shares or	Units or	Shares,
		Securities	Underlying	Unexercised			Units of	Units of	Other	Units or
		Underlying	Unexercised	Unearned	Option		Stock That	Stock That	Rights That	Other Rights
		Unexercised	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	That Have
		Options (#)	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	N/A	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(1)	(j)(1)

Reynolds	1/28/04	4,678			21.375	1/27/2014
	1/28/04	1,842			21.375	1/27/2014
	1/25/05								16,160	1,037,956
	1/24/06								13,720	881,235
	1/24/07		5,023		46.45	1/23/2017
	1/24/07		5,023		46.45	1/23/2017
	1/24/07		5,024		46.45	1/23/2017
Woodruff	10/25/00	17,700			13.7188	10/24/2010
	10/25/00	16,800			13.7188	10/24/2010
	10/24/01	3,600			11.315	10/23/2011
	1/29/03	6,730			14.855	1/28/2013
	1/29/03	4,810			14.855	1/28/2013
	1/28/04	4,678			21.375	1/27/2014
	1/28/04	882			21.375	1/27/2014
	1/25/05								14,400	924,912
	1/24/06								12,460	800,305
	1/24/07		4,618		46.45	1/23/2017
	1/24/07		4,618		46.45	1/23/2017
	1/24/07		4,619		46.45	1/23/2017

(1)	Columns (i) and (j) assume maximum performance share payout.

Outstanding Equity Awards vesting dates:

					Column		Column
		Columns			(g)		(i)(1)	Performance
		(b) & (c)	Vesting		Restricted	Vesting	Performance	Measurement
Name	Grant Date	Options	Date		Stock	Date	Shares	Date

McManus	1/29/03				4,800	1/29/08
	1/29/03	10,570	1/29/06		8,000	1/29/09
	1/28/04				3,200	1/28/08
	1/28/04	5,462	1/28/07		4,800	1/28/09
	1/28/04				8,000	1/28/10
	1/25/05				3,200	1/26/09	23,080	12/31/08
	1/25/05				4,800	1/26/10
	1/25/05				8,000	1/26/11
	1/24/06						28,880	12/31/09
	1/24/07	14,468	1/24/08
	1/24/07	14,468	1/24/09
	1/24/07	14,469	1/24/10
	6/23/07	2,420	6/23/08
	6/23/07	2,420	6/23/09
	6/23/07	2,420	6/23/10
Warren	1/25/05						78,640	12/31/08
	1/24/06						66,100	12/31/09
	1/24/07	72,655	12/31/07
Porter	1/25/05						2,600	12/31/08
	1/24/06						5,600	12/31/09
	1/24/07				4,030	1/24/10
Richardson	1/29/03				1,800	1/29/08
	1/29/03				3,000	1/29/09
	1/28/04	2,840	1/28/07		1,200	1/28/08
	1/28/04				1,800	1/28/09
	1/28/04				3,000	1/28/10
	1/25/05						5,680	12/31/08
	1/26/05				1,200	1/26/09
	1/26/05				1,800	1/26/10
	1/26/05				3,000	1/26/11
	1/24/06						11,280	12/31/09
	10/24/06				1,250	10/24/10
	10/24/06				1,875	10/24/11
	10/24/06				3,125	10/24/12
	1/24/07	4,618	1/24/08
	1/24/07	4,618	1/24/09
	1/24/07	4,619	1/24/10
Reynolds	1/28/04	4,678	1/28/07
	1/28/04	1,842	1/28/07
	1/25/05						16,160	12/31/08
	1/24/06						13,720	12/31/09
	1/24/07	5,023	1/24/08
	1/24/07	5,023	1/24/09
	1/24/07	5,024	1/24/10
Woodruff	10/25/00	17,700	(a	)
	10/25/00	16,800	(a	)
	10/24/01	3,600	10/24/04
	1/29/03	6,730	1/29/06
	1/29/03	4,810	1/29/06
	1/28/04	4,678	1/28/07
	1/28/04	882	1/28/07
	1/25/05						14,400	12/31/08
	1/24/06						12,460	12/31/09
	1/24/07	4,618	1/24/08
	1/24/07	4,618	1/24/09
	1/24/07	4,619	1/24/10

(1)	Column (i) assumes maximum payout.

(a)	The option became exercisable in three installments on October 25, 2001, 2002, and 2003.

Option Exercises and Stock Vested in 2007

The following table provides information, for the named executive officers, on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

McManus	11,408	325,258	12,600	575,820
Warren	52,606	1,823,265	20,000	914,000
Porter			1,400	63,980
Richardson			3,800	173,660
Reynolds	46,120	2,097,174	4,600	210,220
Woodruff	7,800	374,485	3,000	137,100

Pension Benefits in 2007

The Energen Corporation Retirement Income Plan, a defined benefit plan, covers our officers along with substantially all of our salaried employees and members of two of our three bargaining units. Our officers receive benefits under the plan based on years of service at retirement and on “Final Earnings,” the average base compensation for the highest sixty consecutive months out of the final 120 months of employment. (Average base compensation includes base salary only, and does not include bonus payments, payments in the form of contributions to other benefit plans or any other form of payment such as annual or long-term incentives.) Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continuing for life, subject to an annual cost-of-living increase of up to three percent. Section 415 of the Internal Revenue Code imposes limits on benefits payable to an employee under the plan.

We have entered into Executive Retirement Supplement Agreements (“Supplemental Agreements”) with certain officers, including each of the named executive officers. Each Supplemental Agreement provides that the employee will receive a supplemental retirement benefit equal to the difference between 60% of the employee’s monthly compensation and the employee’s monthly retirement benefit under the Retirement Income Plan (including social security benefit). Generally, an employee’s compensation will be determined based on a formula taking into account the average of the highest 36 consecutive months of base salary during the five years prior to retirement plus the average of the three highest annual incentive awards for the ten full fiscal years prior to the earlier of (1) retirement or (2) the officer’s 61st birthday.

Each of our named executive officers has sufficient service with the Company to have earned vested benefits under the Retirement Income Plan and the Supplemental Agreements, and the benefits do not increase or accelerate upon termination or a change in control. Both the Retirement Income Plan and the Supplemental Agreements provide annuity and lump sum payment options.

The table below sets forth information on the pension benefits for each of the named executive officers under each of the Company’s pension plans.

			Present
		Number of Years	Value of	Payments During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)(1)	Year ($)
(a)	(b)	(c)	(d)	(e)

McManus	Retirement Income Plan	22	730,906	—
	SERP	22	2,258,475	—
Warren	Retirement Income Plan	24	1,975,808	—
	SERP	24	9,274,048	—
Porter	Retirement Income Plan	18	185,741	—
	SERP	18	496,995	—
Richardson	Retirement Income Plan	22	446,277	—
	SERP	22	1,055,409	—
Reynolds	Retirement Income Plan	28	1,407,521	—
	SERP	28	1,590,989	—
Woodruff	Retirement Income Plan	22	816,103	—
	SERP	22	1,289,424	—

(1)	Benefit values assume a retirement age of 60. Other assumptions are set forth in Note 5 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Mr. Warren’s SERP benefit is payable in five equal installments calculated using the interest rate used to determine the lump sum present value with the first installment due in the seventh month following retirement and the remaining installments in successive Januarys.

No pension benefits were paid to any of the named executive officers during 2007.

Nonqualified Deferred Compensation Table in 2007

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2007 pursuant to the Company’s 1997 Deferred Compensation Plan. For a more detailed discussion of the 1997 Deferred Compensation Plan, refer to “Compensation Discussion & Analysis” beginning on page 15.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(1)	(d)	(e)	(f)(2)

McManus	591,535	21,759	699,851	—	2,597,833
Warren	2,090,604	43,922	13,858,710	—	50,432,928
Porter	186,508	255	172,122	—	616,359
Richardson	1,600	4,007	142,835	46,743	498,466
Reynolds	2,995	6,176	245,587	—	917,228
Woodruff	1,495	4,312	472,388	308,749	1,413,206

(1)	Amounts reported in columns (b) and (c) are reported in the Summary Compensation Table.

(2)	It is management’s belief that the portion of amounts in column (f) attributable to executive or registrant contributions were previously reported as compensation to named executive officers during periods that they were named executive officers, but the Company has not undertaken an audit of the multiple year reporting history of the Deferred Compensation Plan.

Potential Payments Upon Termination or Change-in-Control

We have entered into Severance Compensation Agreements with certain officers and key employees including Messrs. McManus, Porter, Reynolds, Richardson and Woodruff. Mr. Warren’s agreement expired upon his retirement in December 2007. We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management or retention is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one year base period to 300% with a three year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. With the exception of Mr. Warren, all named officers have a 300% multiple. In January 2006, Mr. Warren’s multiple was reduced to 200% for a change in control prior to June 8, 2006 (Mr. Warren’s 59th birthday) and to 100% for a change in control thereafter. This reduction is consistent with a reduced need for salary continuation as an executive approaches retirement age. As noted above, Mr. Warren’s severance agreement terminated upon his retirement. The severance compensation agreements cover a three-year base period and also provide (1) the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment and (2) that if the executive receives compensation that would be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive shall be entitled to receive an additional payment in an amount necessary to put the executive in the same after-tax position as if such tax had not been imposed unless the tax would not apply if the payments under the severance compensation agreement were reduced by up to 10% of the amount subject to the tax, in which case such a reduction is made. For purposes of the agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a material reduction in the position, duties, responsibilities, status or benefits of the employee’s job.

The Company’s 1997 Stock Incentive Plan also includes change in control provisions. In most instances of a change in control, unvested stock options vest, restrictions on restricted shares lapse and performance measurement and payment of performance shares are accelerated.

For purposes of the Severance Compensation Agreements and the 1997 Stock Incentive Plan a “change-in-control” would include any of the following events:

(1) any “person”, as defined in the Exchange Act, acquires 25 percent or more of our voting securities;

(2) a majority of our Directors are replaced in certain circumstances;

(3) shareholders approve certain mergers, or a liquidation or sale of our assets; or

(4) any other transaction or series of transactions designated as a change-in-control event by resolution of our Board of Directors.

In addition, certain transactions involving the transfer of 80 percent or more of the voting securities of either of Energen Resources or Alabama Gas may also be deemed a change-in-control event for certain of our executive officers.

Assuming the occurrence of a triggering event on December 31, 2007, for payment of change in control related compensation we estimate that following officers would receive the following benefits:

	McManus	Porter	Richardson	Reynolds	Woodruff
	$	$	$	$	$

Cash Severance	$3,287,400	$997,800	$1,011,000	$1,731,900	$1,584,000
Health & Welfare Benefit(1)	$25,230	$22,936	$23,682	$23,859	$23,682
Excise Tax reimbursement(2)	$2,479,177	$587,210	$916,916	$—	$1,024,170

(1)	Represents the incremental value of two years continuation of medical, life and disability insurance benefits.

(2)	Tax gross-up reflects the additional compensation provided to cover excise taxes incurred when the executive’s parachute payment exceeds 2.99 times the Code Section 280G “base amount”. “Base amount” is defined as the executive’s five year average W-2 earnings. Additionally, it has been assumed that outstanding performance shares will pay out at maximum, but actual payment cannot be determined at this time given the time remaining on the performance award periods.

The 1997 Stock Incentive Plan provides that in the event of a termination of employment, other than a “qualified termination,” all unvested options expire and all unvested restricted shares and unvested performance shares are forfeited. In the event of a qualified termination, unvested options and unvested restricted shares vest and the executive remains eligible for payout of performance shares under the terms and conditions applicable to the award. The term “qualified termination” means:

(1) an involuntary termination other than for cause;

(2) expressly agreed in writing by the executive and the Company to constitute a qualified termination;

(3) death or disability;

(4) retirement; or

(5) with respect to awards granted prior to a change in control, a voluntary termination for good reason entitling the participant to severance compensation under a written change in control severance compensation agreement.

The following table contains a schedule of unvested options, restricted shares and performance shares which would vest upon a qualified termination, valued as of December 31, 2007:

			Shares			Value of
	Shares of	Value of	Represented	Value of	Unearned	Unearned
	Restricted	Restricted	by Unvested	Unvested	Performance	Performance
	Stock	Stock	Options	Options	Shares	Shares
Name	(#)	($)	(#)	($)	(#)	($)(1)

McManus	44,800	2,877,504	50,665	838,170	51,960	3,337,391
Porter	4,030	258,847	—	—	8,200	526,686
Richardson	23,050	1,480,502	13,855	246,342	16,960	1,089,340
Reynolds	—	—	15,070	267,945	29,880	1,919,191
Woodruff	—	—	13,855	246,342	26,860	1,725,217

(1)	For purposes of this analysis, we have assumed that performance shares will pay out at a maximum (200% of target).

The 1997 Stock Incentive Plan also includes a change in control definition which is identical to the change in control definition discussed above beginning on page 31. Upon the occurrence of a change in control acceleration event, restricted stock, unvested options and unearned performance awards accelerate and immediately vest. Assuming an acceleration event took place as of December 31, 2007, the above table identifies the awards and award values which would immediately vest.

In the event a change in control event resulted in the termination of the employment of a named executive officer, the officer would be eligible to receive his accrued retirement benefits. The table below reflects the amounts that the named executive officers would receive under our Retirement Income Plan and SERP assuming a December 31, 2007 termination date. For a description of our Retirement Income Plan and SERP, see “Executive Compensation-Pension Benefits in 2007” beginning on page 29.

		Lump Sum Benefit
		Assuming 12/31/07
		Termination Date
Named Executive Officer	Retirement Plan	($)

McManus	Retirement Income Plan	679,700
	SERP	3,205,500
Porter	Retirement Income Plan	189,800
	SERP	756,700
Richardson	Retirement Income Plan	416,000
	SERP	1,509,700
Reynolds	Retirement Income Plan	1,287,800
	SERP	2,334,100
Woodruff	Retirement Income Plan	747,300
	SERP	1,888,400

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission, and to provide us with copies of all forms filed.

We believe, based on a review of Forms 3, 4 and 5 furnished to us, that, during fiscal 2007, our executive officers, Directors and 10% shareholders complied in full with all applicable Section 16(a) filing requirements with the exception of the following described instance. The share ownership reported on Mr. Dewey’s Form 3 filed November 1, 2007 was incorrect. An amended Form 3 was filed on December 18, 2007 reflecting the correct share ownership.

SHAREHOLDER PROPOSALS

To be included in our proxy statement and form of proxy, proposals of shareholders intended to be presented at the 2009 Annual Meeting must be received at the Company’s principal executive offices no later than November 21, 2008. If a shareholder desires to bring other business before the 2009 Annual Meeting without including such proposal in the Company’s proxy statement, the shareholder must notify the Company in writing on or before February 6, 2009. Shareholder proposals should be directed to J. David Woodruff, Secretary, Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company, including the expense of preparing, printing and mailing this proxy statement. In addition to mailing proxies to shareholders, we may solicit proxies by personal interview or by telephone and telegraph. We will request brokerage houses and other custodians and fiduciaries to forward at our expense soliciting materials to the beneficial owners of stock held of record by them. We have engaged Georgeson & Co. of New York to assist in the solicitation of proxies of brokers and financial institutions and their nominees. This firm will be paid a fee of $8,000, plus out-of-pocket expenses.

ENERGEN CORPORATION

Chairman of the Board

Birmingham, Alabama
March 24, 2008

Appendix A

PART I:  The following companies constitute the peer group for performance share measurement under the 1997 Stock Incentive Plan. See page 19 of the proxy statement.

Award Period Beginning
Company Name	Ticker	1/1/2004	1/1/2005	1/1/2006

AGL Resources Inc.	ATG	X	X	X
Atmos Energy Corp	ATO	X	X	X
Avista Corp	AVA	X
Cabot Oil & Gas Group	COG	X	X	X
Chesapeake Energy Corporation	CHK	X	X	X
Comstock Resources	CRK		X	X
Denbury Resources Inc	DNR	X	X	X
Encore Acquisition	EAS		X	X
Energy East Corporation	EAS	X	X	X
Equitable Resources Inc	EQT	X	X	X
The Laclede Group (formerly Laclede Gas Co)	LG	X	X	X
MGE Energy Inc (formerly Madison Gas & Electric Co)	MGEE	X
MDU Resources Group Inc	MDU	X	X	X
National Fuel Gas Co	NFG	X	X	X
New Jersey Resources	NJR	X	X	X
Nicor Inc	GAS	X	X	X
Northwest Natural Gas Co	NWN	X	X	X
Oneok Inc	OKE	X	X	X
Piedmont Natural Gas Co	PNY	X	X	X
Questar Corp	STR	X	X	X
Quicksilver Resources, Inc.	KWK		X	X
Range Resources Corporation	RRC		X	X
Scana Corp	SCG	X	X	X
South Jersey Industries Inc.	SJI	X	X	X
Southern Union Company	SUG	X
Southwest Gas Corp	SWX	X	X	X
Southwestern Energy Company	SWN	X	X	X
St. Mary Land & Exploration	SM		X	X
Teco Energy Inc	TE	X
UGI Corp	UGI	X	X	X
Vectren Corporation	VVC	X	X	X
WGL Holdings Inc	WGL	X	X	X
Wisconsin Energy Corp	WEC	X	X	X
XTO Energy Inc	XTO	X	X	X

PART II:  The following peer groups are referred to on page 17 of the proxy statement.

UTILITY INDUSTRY PEER GROUP

AGL Resources
Allegheny Energy
Allete
Alliant Energy
Ameren
American Electric Power
Atmos Energy
Avista
Black Hills
CMS Energy
CenterPoint Energy
Cleco
Consolidated Edison
Constellation Energy
DPL
DTE Energy
Dominion Resources
Duke Energy
E. On U.S.
Edison International
Entergy
Equitable Resources
Exelon
FPL Group
FirstEnergy
Great Plains Energy
Hawaiian Electric
IDACORP
Integrys Energy Group
KAPL
MDU Resources
MGE Energy
NSTAR
NW Natural
National Fuel Gas
Nicor
NorthWestern Energy
Northeast Utilities
OGE Energy
ONEOK
Otter Tail
PNM Resources
PPL
PacifiCorp
Pepco Holdings
Pinnacle West Capital
Portland General Electric
Progress Energy
Public Service Enterprise Group
Puget Energy
SCANA
Sempra Energy
Southern Company Services
Southern Union Company
TXU
UIL Holdings
Unitil
Westar Energy
Wisconsin Energy
Xcel Energy

CUSTOM PEER GROUP

AGL Resources Inc.
Atmos Energy Corp
Cabot Corp
Chesapeake Energy Corp
Cimarex Energy Co
Comstock Resources Inc
Denbury Resources Inc
El Paso Corp/de
Encore Acquisition Co
Equitable Resources Inc / Pa /
Forest Oil Corp
MDU Resources Group Inc
Newfield Exploration Co / De /
Nicor Inc
Noble Energy Inc
Oneonk Inc / New /
Piedmont Natural Gas Co Inc
Pioneer Natural Resources Co
Plains Exploration & Production Co
Pogo Producing Co
Questar Corp
Quicksilver Resources Inc
Range Resources Corp
Southwestern Energy Co
St Mary Land & Exploration Co
Ultra Petroleum Corp
Vectren Corp
WGL Holdings Inc
Whiting Petroleum Corp
Williams Companies Inc

ECI’S OIL AND GAS COMPENSATION SURVEY PARTICIPANTS

AERA Energy Services Company
Apache Corporation
Aramco Services Company
Ascent Operating, LP
Aspect Energy, LLC
Berry Petroleum Company
Bill Barrett Corporation
Black Hills Exploration & Production
BreitBurn Energy Company LP
Browning Oil Company, Inc.
Cabot Oil & Gas Corporation
CIA Corporation
Chaparral Energy, L.L.C.
Chesapeake Energy Corporation
Comparex Energy Co.
Cohort Energy Company (JEW Operating)
Dart Oil & Gas
Continental Resources, Inc.
Denbury Resources Inc.
Devon Energy
EnCana Oil & Gas (USA) Inc.
Encore Acquisitions Company
Energen Resources
Energy Partners, Ltd.
Eni Petroleum Co. Inc.
Equitable Resources, Inc-Equitable Supply
Fasken Oil and Ranch, Ltd.
Fidelity Exploration & Production Company
Forest Oil Corporation
Fortuna Energy, Inc. (Talisman)
Great Western Drilling Company
Gunnison Energy Corporation
Harvest Natural Resources, Inc.
Headington Oil Company, L.P.
Henry Petroleum LP
Hunt Oil Company
Hunt Petroleum Corporation
Hydro Gulf of Mexico, L.L.C. (Spinnaker)
J. M. Huber Corporation
Kinder Morgan C02 Company, L.P.
Maxus Energy Corporation
Lake Ronell Oil Company
McElvain Oil and Gas Properties, Inc.
Mewborne Oil Company
Mustang Fuel Corporation
National Energy Group, Inc.
Nearburg Producing Company
Newfield Exploration Company
Nexen Petroleum U.S.A. Inc.
Noble Energy, Inc.
Panhandle Royalty Company
Petro-Canada Resources (USA) Inc.
Petrohawk Energy Corporation
Pioneer Natural Resource USA, Inc.
Plains Exploration & Production Company
Questar Market Resources Group
Range Resources Corporation
Samson
Seneca Resources Corporation
Southwestern Energy Production Company
St. Mary Land & Exploration Company
Stone Energy Corporation
Swift Energy Operating, LLC
T-C Oil Company
Tema Oil and Gas Company
The Exploration Company
The Houston Exploration Company
Thums Long Beach Company
TOTAL E&P USA, Inc.
Ultra Petroleum Corp.
Vernon E. Faulconer, Inc.
Wagner & Brown, Ltd.
Western Gas Resources, Inc.
Whiting Petroleum Corporation
Williams
XTO Energy, Inc.
Yuma Exploration and Production Company, Inc.

ENERGEN CORPORATION

605 Richard Arrington, Jr. Blvd. North
Birmingham, Alabama 35203-2707
(205) 326-2700

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN ITEM 1 AND “FOR” ITEM 2.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

		FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS
1.	ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Kenneth W. Dewey
02 James S.M. French
03 James T. McManus, II
04 David W. Wilson

(INSTRUCTIONS: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND STRIKE A LINE THROUGH THAT NOMINEE’S NAME.)

*Exceptions

		☒	Votes must be indicated (x) in black or blue ink.
		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

3.	In their discretion, upon such other matters as may properly come before the Annual Meeting.

Please Complete, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Signature	Signature	Date

Please sign this proxy exactly as your name appears hereon. When signing as executor, administrator, trustee, corporate officer, etc., please give full title. In case of joint owners, each joint owner should sign.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/egn		TELEPHONE 1-866-580-9477
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You may view the Annual Report and Proxy Statement at
www.energen.com under the heading
“Investor Relations” and subheading “SEC Filings”.

ENERGEN CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 23, 2008
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERGEN CORPORATION
     The undersigned, revoking all proxies heretofore given with respect to the shares represented hereby, hereby appoints James T. McManus, II and J. David Woodruff , or either of them acting in the absence of the other, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Energen Corporation ( the “Company”), to be held on April 23, 2008, at 10:00 A.M., C.D.T., at the principal office of the Company in Birmingham, Alabama, and at any adjournments thereof (the “Annual Meeting”), respecting the shares of Common Stock which the undersigned would be entitled to vote if then personally present.
     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR ITEM 2 AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Please Date, Sign and Return TODAY in the Enclosed Envelope.
No Postage Required if Mailed in the United States.
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your ENERGEN CORPORATION account online.
Access your Energen Corporation shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Energen Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES IN ITEM 1 AND “FOR” ITEM 2.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

		FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS
1.	ELECTION OF DIRECTORS Nominees:	☐	☐	☐

01 Kenneth W. Dewey
02 James S.M. French
03 James T. McManus, II
04 David W. Wilson

(INSTRUCTIONS: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS” BOX AND STRIKE A LINE THROUGH THAT NOMINEE’S NAME.)

*Exceptions

		☒	Votes must be indicated (x) in black or blue ink.
		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

3.	In their discretion, upon such other matters as may properly come before the Annual Meeting.

Please Complete, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Signature	Signature	Date

Please sign this proxy exactly as your name appears hereon. When signing as executor, administrator, trustee, corporate officer, etc., please give full title . In case of joint owners, each joint owner should sign.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/egn		TELEPHONE 1-866-580-9477
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You may view the Annual Report and Proxy Statement at
www.energen.com under the heading
“Investor Relations” and subheading “SEC Filings”.

ENERGEN CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 23, 2008
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERGEN CORPORATION
     The undersigned, revoking all proxies heretofore given with respect to the shares represented hereby, hereby appoints James T. McManus, II and J. David Woodruff , or either of them acting in the absence of the other, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Energen Corporation ( the “Company”), to be held on April 23, 2008, at 10:00 A.M., C.D.T., at the principal office of the Company in Birmingham, Alabama, and at any adjournments thereof (the “Annual Meeting”), respecting the shares of Common Stock which the undersigned would be entitled to vote if then personally present.
     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR ITEM 2 AND IN THE DISCRETION OF THE PERSONS APPOINTED HEREIN UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Please Date, Sign and Return TODAY in the Enclosed Envelope.
No Postage Required if Mailed in the United States.
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
NOTICE TO EMPLOYEE SAVINGS PLAN PARTICIPANTS
As a participant in the Energen Corporation Employee Savings Plan ( the “Plan”) you have the right to direct the Trustee under the Plan how full shares of the Company’s Common Stock, allocable to your account under the Plan as of February 29, 2008, should be voted at the Annual Meeting of Shareholders of Energen Corporation (the “Company”). The number of such shares is shown on this proxy card.
The Annual Meeting will be held at the principal office of the Company, 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama, on Wednesday, April 23, 2008, at 10:00 a.m., Central Daylight Time. A Proxy Statement, outlining in more detail the purpose of the Annual Meeting, is enclosed for your review.
The Energen Benefits Committee hopes that every participant will take this opportunity to participate in the affairs of the Company by voting their shares.
Energen’s stock transfer agent, The Bank of New York, will forward your instructions to the Trustee. If directions are not received by the Trustee prior to the Annual Meeting, the voting rights will not be exercised.
William K. Bibb
Chairman of the
Energen Benefits Committee